STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of March 31, 2010, is made and entered into by and among Big Kettle Merger Sub, Inc., a Delaware corporation (the “Purchaser”), AZZ incorporated, a Texas corporation (the “Parent”), and each party listed under the heading “STOCKHOLDERS” on the signature page hereof (each a “Stockholder” and collectively, the “Stockholders”);

WITNESSETH:

WHEREAS, as of the date hereof, each Stockholder owns beneficially the number of shares of common stock, par value $0.10 per share (the “Company Common Stock”), of North American Galvanizing & Coatings, Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Exhibit A hereto (together with any other shares of Company Common Stock that the Stockholder acquires, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, the “Shares”; provided that Restricted Shares (as defined below) shall not constitute “Shares” until the restrictions thereon lapse in accordance with their terms, Director Stock Units (as defined below) shall not constitute “Shares” and neither Restricted Shares nor Director Stock Units shall be set forth on Exhibit A); the total number of restricted shares of Company Common Stock set forth on Exhibit B hereto (together with any other restricted shares of Company Common Stock that the Stockholder acquires prior to the termination of this Agreement, the “Restricted Shares”); the total number of shares of Company Common Stock subject to stock options set forth on Exhibit C hereto (together with any other stock options that the Stockholder acquires prior to the termination of this Agreement, the “Options”); and the total number of shares of Company Common Stock under the Company’s Director Stock Unit Program set forth on Exhibit D hereto (together with any other shares of Company Common Stock under the Company’s Director Stock Unit Program that the Stockholder acquires prior to the termination of this Agreement, the “Director Stock Units”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Purchaser and Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for, among other things, a tender offer (the “Offer”) by Purchaser for the Company Common Stock and the subsequent merger of Purchaser with and into the Company (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Purchaser and Parent have requested each Stockholder to agree, and in order to induce Purchaser and Parent to enter into the Merger Agreement each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby separately and severally represents and warrants to Purchaser and Parent as follows with respect to such Stockholder:

1.1           Due Organization and Authorization.  Stockholder, if it is a trust, is duly organized and validly existing under the laws of the jurisdiction in which it is formed. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint Purchaser (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Purchaser (or any nominee thereof) as Stockholder’s Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no beneficial owner of any of such Stockholder’s Shares, Restricted Shares, Options and Director Stock Units or other beneficiary or holder of any other interest in any thereof whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

1.2           No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the trust instrument of Stockholder if it is a trust, (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on such Stockholder’s Shares, Restricted Shares, Options and Director Stock Units, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets is bound or affected.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than (i) filings under the HSR Act and any similar foreign requirements, and (ii) any necessary filing under the Securities Exchange Act of 1934, as amended.

1.3           Title.  Stockholder is the sole beneficial owner of the shares of Company Common Stock, Restricted Shares, Options and Director Stock Units set forth opposite Stockholder’s name on Exhibits A, B, C and D hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than (i) restrictions imposed by securities laws, (ii) pursuant to this Agreement or the Merger Agreement or (iii) in the case of the Restricted Shares, Options and Director Stock Units, restrictions imposed by the Company’s equity incentive plans and related trust. As of the date hereof, Stockholder does not own beneficially any other shares of Company Common Stock (including restricted shares and shares under the Company’s Director Stock Unit Program) or options to purchase shares of Company Common Stock.

1.4           Information for Offer Documents and Proxy Statement.  None of the information relating to Stockholder and its affiliates provided by or on behalf of Stockholder or its affiliates specifically for inclusion in the Schedule TO, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer Documents, and Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE II

STOCKHOLDERS’ COVENANTS

Each Stockholder hereby separately and severally covenants to Purchaser and Parent as follows with respect to such Stockholder:

2.1           Voting of Shares and Restricted Shares. Stockholder hereby agrees that from the Go-Shop Period Termination Date until the termination of the Agreement pursuant to Section 4.2 (the “Term”), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, Stockholder shall vote its Shares and Restricted Shares (except to the extent such Shares have been tendered to Purchaser in the Offer and not withdrawn or sold to the Purchaser pursuant to the Company Securities Options) (i) in favor of the Merger and the Merger Agreement, (ii) against any Acquisition Proposal (other than an Acquisition Proposal submitted by a Go-Shop Party) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominee(s) to vote the Shares and Restricted Shares directly.

2.2           Proxy.  Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares and Restricted Shares. During the Term, Stockholder hereby constitutes and appoints Purchaser, or any nominee designated by Purchaser, with full power of substitution and re-substitution at any time during the Term, as its true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each of the Stockholder’s Shares and Restricted Shares (except to the extent such Shares have been tendered to Purchaser in the Offer and not withdrawn or sold to the Purchaser pursuant to the Company Securities Options) as its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

2.3           Tender.  Stockholder hereby agrees to tender in the Offer, prior to the Expiration Date, all Shares owned beneficially by Stockholder. Stockholder hereby acknowledges and agrees that Purchaser’s obligation to accept for payment and pay for such Shares in the Offer is subject to the terms and conditions set forth in Annex I to the Merger Agreement.

2.4           Restrictions on Transfer, Proxies and Non-Interference.  Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, Restricted Shares, Options or Director Stock Units, (ii) grant any proxies, deposit any Shares, Restricted Shares, Options or Director Stock Units into a voting trust or enter into a voting agreement with respect to any Shares, Restricted Shares, Options or Director Stock Units, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement.

2.5           Disclosure.  Stockholder hereby authorizes Purchaser to publish and disclose in the Offer Documents and, if approval of the Company’s stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity, its ownership of Company Common Stock, and the nature of its commitments, arrangements, and understandings under this Agreement.

2.6            No Solicitation.  Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of Stockholder and its agents, or other representatives with any person (other than Purchaser or Parent) with respect to any of the foregoing except as otherwise contemplated by Section 5 of the Merger Agreement. Stockholder shall notify the Company promptly of any such proposal or offer, or any inquiry or contact with any person with respect thereto, of which it becomes aware and shall, in any such notice to the Company, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.  Notwithstanding any provision of this Section to the contrary, Stockholder may, and if any agent, or representative of Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may, in his or her capacity as such director, take such actions, if any, as are permitted to be taken by such Stockholder, or such agent or representative thereof, by Section 5 of the Merger Agreement.

2.7           Fiduciary Duties.  Parent and Purchaser acknowledge and agree that the obligations set forth in this Agreement will be deemed to be obligations of the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company, and nothing in this Agreement will be deemed to limit or restrict in any manner the discharge of the Stockholder’s fiduciary duties as a director and/or officer of the Company.

ARTICLE III

COMPANY SECURITIES OPTIONS

3.1           Grant of Company Shares Option.  In order to induce Purchaser to enter into the Merger Agreement, each Stockholder hereby separately and severally grants to Purchaser an irrevocable option (the “Company Shares Option”) to purchase the Stockholder’s Shares (including any Restricted Shares that vest upon the acceptance for payment by Purchaser of all shares of Company Common Stock tendered and not withdrawn in the Offer) at a price per Share (the “Offer Price”) in cash equal to (i) Seven Dollars and Fifty Cents ($7.50) plus (ii) in the event a higher price is paid or to be paid for any shares of Company Common Stock by Purchaser pursuant to the Offer or the Merger (but excluding any price paid to any stockholder who exercises dissenters’ rights in connection with the Merger), the amount by which the highest such price exceeds Seven Dollars and Fifty Cents ($7.50). The Company Shares Option shall be exercisable pursuant to the terms of Section 3.4 below.

3.2           Grant of Company Options Purchase Right.  In order to induce Purchaser to enter into the Merger Agreement, each Stockholder hereby separately and severally grants to Purchaser an irrevocable option (the “Company Options Purchase Right”) to purchase the shares of Company Common Stock underlying the Stockholder’s Options at a price per share in cash equal to the Offer Price.  In the event that Purchaser exercises the Company Options Purchase Right, the Stockholders holding Options shall exercise such Options simultaneously with the sale to Purchaser of the shares of Company Common Stock underlying such Options, and the Purchaser shall deliver (i) to each Stockholder holding Options, the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock set forth in such Options, less any required withholding taxes, and (ii) to the Company, the aggregate exercise price of such Options. The Company Options Purchase Rights shall be exercisable pursuant to the terms of Section 3.4 below.

3.3           Grant of Company DSU Option.  In order to induce Purchaser to enter into the Merger Agreement, each Stockholder hereby separately and severally grants to Purchaser an irrevocable option (the “Company DSU Option” and, together with the Company Shares Option and the Company Options Purchase Right, the “Company Securities Options”) to purchase the shares of Company Common Stock underlying the Stockholder’s Director Stock Units at a price per share in cash equal to the Offer Price. The Company DSU Option shall be exercisable pursuant to the terms of Section 3.4 below.

3.4           Exercise of Company Securities Options.  The Company Securities Options (i) shall become exercisable, in whole but not in part, for (A) all Shares (including any Restricted Shares that vest upon the acceptance for payment by Purchaser of all shares of Company Common Stock tendered and not withdrawn in the Offer) subject thereto (less any such Shares which Purchaser has accepted for payment and paid for in the Offer), (B) all shares of Company Common Stock underlying the Stockholders’ Options subject thereto and (C) all shares of Company Common Stock underlying the Stockholders’ Director Stock Units subject thereto, respectively, in each case at the close of business upon the Expiration Date (or, if for any reason later, immediately after the expiration of the period, including any extensions thereof, during which shares of Company Common Stock tendered pursuant to the Offer may by the terms of the Offer be accepted or rejected) or, if later, the date upon which (x) all waiting periods under the HSR Act or other applicable law shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Company Securities Options pursuant to this Agreement, if, but only, if, Purchaser has accepted for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of fifteen (15) days after the first such date on which the Company Securities Options becomes exercisable pursuant to clause (i) of this sentence. If the Company Securities Options do not become exercisable under this Section 3.4 due to (a) the termination or withdrawal of the Offer prior to the Expiration Date (or the later date specified in the second parenthetical of this Section 3.4), or (b) the failure of Purchaser to accept for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Purchaser wishes to exercise the Company Securities Options, Purchaser, prior to the expiration thereof, shall send a written notice to each Stockholder identifying the place for the closing of such purchase at least two (2) business days prior to such closing.

ARTICLE IV

MISCELLANEOUS

4.1           Definitions.  Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement.

4.2           Termination.  This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time, (B) the termination of the Merger Agreement pursuant to Section 7.1 thereof or (C) the closing of the exercise of the Company Securities Options or the expiration of the Company Securities Options, whichever occurs earlier. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

4.3           Non-Survival.  The representations and warranties made herein shall terminate upon termination of this Agreement pursuant to Section 4.2.

4.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five (5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

(a)           If to Purchaser or Parent, to:
AZZ incorporated
One Museum Place
3100 West 7th Street, Suite 500
Fort Worth, Texas 76107
Attention:  Chief Executive Officer
Facsimile:  (817) 336-5354

With copies to:
Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attention: F. Richard Bernasek
     S. Benton Cantey
Fax:  (817) 878-9759

(b)           If to Stockholders, to:
c/o North American Galvanizing & Coatings, Inc.
5314 S. Yale Street, Suite 1000
Tulsa, Oklahoma 74135
Attention:  Chief Executive Officer

Facsimile:  (918) 488-8172

With copies to:
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York  10112
Attention:  Edward P. Smith
Fax:  (646) 710-5371

4.5           Severability.  In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

4.6           Entire Agreement.  This Agreement and the Merger Agreement, as it may be amended from time to time, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

4.7           Assignment.  No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Purchaser, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided that any such assignment or delegation shall not relieve Purchaser from liability hereunder.

4.8           No Third-Party Beneficiaries.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

4.9           Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

4.10           Further Assurance.  Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.11           Certain Events.  Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Shares, Restricted Shares, Options and Director Stock Units and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares, Restricted Shares, Options and Director Stock Units shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, Restricted Shares, Options and Director Stock Units, the transferor shall remain liable for the performance of all obligations under this Agreement (other than in the case of any transfer to Purchaser or Parent or an affiliate of any thereof).

4.12           No Waiver.  The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

4.13           Specific Performance.  The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

4.14           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without effect to provisions thereof relating to conflicts of law.

4.15           Headings.  The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.16           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of the Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

PURCHASER:

BIG KETTLE MERGER SUB, INC.

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

PARENT:

AZZ INCORPORATED

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

Purchaser and Parent Signature Page to Stockholders Agreement

STOCKHOLDERS:

LINWOOD J. BUNDY

By:  /s/ Linwood J. Bundy
Name:  Linwood J. Bundy
Title: Individual

Signed at Palm Desert, CA

RONALD J. EVANS

By:  /s/ Ronald J. Evans
Name: Ronald J. Evans
Title: Individual

Signed at Ponte Vedra, FL

THE RONALD J. EVANS REVOCABLE TRUST DATED 9/15/95

By:  /s/ Ronald J. Evans
Name: Ronald J. Evans
Title: Trustee

Signed at Ponte Vedra, FL

JANICE K. HENRY

By:  /s/ Janice K. Henry
Name: Janice K. Henry
Title: Individual

Signed at Edwards, CO

GILBERT L. KLEMANN II

By:  /s/ Gilbert L. Klemann II
Name: Gilbert L. Klemann II
Title: Individual

Signed at Greenwich, CT

PATRICK J. LYNCH

By:  /s/ Patrick J. Lynch
Name: Patrick J. Lynch
Title: Individual

Signed at Sea Girt, NJ

Stockholder Signature Page to Stockholders Agreement

JOSEPH J. MORROW

By:  /s/ Joseph J. Morrow
Name: Joseph J. Morrow
Title: Individual

Signed at Greenwich, CT

THE JOSEPH J. MORROW REVOCABLE
LIVING TRUST DATED 2/27/08

By:  /s/ Joseph J. Morrow
Name: Joseph J. Morrow
Title: Trustee

Signed at Greenwich, CT

JOHN H. SUNUNU

By:  /s/ John H. Sununu
Name: John H. Sununu
Title: Individual

Signed at Washington, DC
JOHN H. SUNUNU QUALIFIED ANNUITY TRUST 2008-1

By:  /s/ John H. Sununu
Name: John H. Sununu
Title: Trustee

Signed at Washington, DC

JOHN H. SUNUNU QUALIFIED ANNUITY TRUST 2009-1

By:  /s/ John H. Sununu
Name: John H. Sununu
Title: Trustee

Signed at Washington DC

*           To be signed outside of New York State.

Stockholder Signature Page to Stockholders Agreement

The following Exhibits are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Exhibits shall be furnished to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A	Shares of Common Stock
Exhibit B	Restricted Shares of Common Stock
Exhibit C	Shares of Common Stock Subject to Options
Exhibit D	Shares of Common Stock under Director Stock Unit Program